Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Rigel Pharmaceuticals, Inc. for the registration of 3,350,000 shares of Common Stock pertaining to the 2000 Equity Incentive Plan, and 100,000 shares of Common Stock pertaining to the 2000 Non-Employee Directors’ Stock Option Plan of Rigel Pharmaceuticals, Inc. of our reports dated March 6, 2008, with respect to the financial statements of Rigel Pharmaceuticals, Inc., and the effectiveness of internal control over financial reporting of Rigel Pharmaceuticals, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ ERNST & YOUNG LLP

Palo Alto, California
October 31, 2008